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                                                                      Exhibit 15


November 3, 2000


Southdown, Inc.
1200 Smith Street, Suite 2400
Houston, Texas  77002

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Southdown, Inc. and subsidiary companies for the three and nine month periods ended September 30, 2000 and 1999, as indicated in our report dated October 12, 2000; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, is incorporated by reference in Registration Statement Nos. 33-23328, 33-35011, 33-45144, 333-26529, 333-26523, 333-59349, 333-78887, 333-78955 and 333-94097,
all on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.





Houston, Texas